150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Titan Energy Worldwide, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series D Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

On the effective date of filing this Certificate of Amendment to Certificate of Designation, the Certificate of Designation of the Rights and Preferences of the Series D Convertible Preferred Stock of Titan Energy Worldwide, Inc. shall be amended as follows:

[continuation attached]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X /s/ Jeffrey Flannery

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Section 4 of the Certificate of Designation of the Rights and Preferences of the Series D Convertible Preferred Stock of Titan Energy Worldwide, Inc. shall be replaced in its entirety as follows:

4. Liquidation Rights. In an Event of Liquidation (as defined below), the Company may, at its option, redeem all of the outstanding shares of Series D Convertible Preferred Stock, to the extent that the shares of Series D Convertible Preferred Stock were not previously converted into Conversion Shares pursuant to Section 3 hereof, for a redemption price in cash equal to the Liquidation Preference Amount. The "Liquidation Preference Amount" shall be equal to $6,200 per share of Series D Convertible Preferred Stock. An "Event of Liquidation" shall mean any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, as well as any change of control of the Company which shall include, for the purposes hereof, sale by the Company of either (x) substantially all of its assets or (y) that portion of its assets which comprises its core business technology, products or services.

A new section shall be added as Section 9 as follows:

9. Designation. The Series D Convertible Preferred Stock shall be a subseries of the Preferred Series A Stock, and the number of shares constituting such subseries shall be 346.